EXHIBIT 15.1

September 16, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by the 401(k) Savings Plan of Onyx Acceptance Corporation (the “401(k) Plan”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the 401(k) Plan’s Current Report on Form 8-K, dated September 16, 2004. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/ Kushner, Smith, Joanou & Gregson LLP